Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-168378

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 4, DATED AUGUST 2, 2011

TO PROSPECTUS DATED APRIL 13, 2011

This prospectus supplement supplements our prospectus dated April 13, 2011, relating to the resale, from time to time, by certain stockholders or their pledgees, donees, transferees, or other successors in interest, of up to 10,936,747 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Immediate Report on Form 8-K filed on August 1, 2011, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated April 13, 2011 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On August 1, 2011, the last reported sale price per share of our common stock was 1.894 NIS (approximately $0.56) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2011 (July 27, 2011)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 27, 2011, BioCancell Therapeutics, Inc. (“BioCancell”) was notified of the cancelation of two voting agreements between BioCancell stockholders, one dated July 30, 2008, between Prof. Abraham Hochberg, Clal Biotechnology Industries ("CBI"), Tikcro Technologies Ltd. ("Tickro") and Mr. Avi Barak, and the other dated November 22, 2009, between Prof. Hochberg, CBI and Mr. Barak. Each agreement had obligated the parties to vote for other parties' nominees to BioCancell's board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: August 1, 2011	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary